Exhibit 10.16

AGREEMENT FOR SERVICES

This Agreement for Services (“Agreement”) is made and entered into as of January 1, 2020 between Primoris Services Corporation, a Delaware corporation (“PRIM”), and David King, an individual  (hereinafter referred to as “COB/Advisor”).  PRIM and COB/Advisor may be individually referred to as “Party” or collectively referred to herein as the “Parties.”

A.  INTRODUCTION

WHEREAS, PRIM is engaged in the business of providing, among other services, site development, heavy civil construction, water and wastewater construction, fabrication, infrastructure construction, including highways and bridges, oil and gas pipeline construction and replacement, directional drilling, construction of industrial facilities, equipment installation, storage facilities, process piping, engineering, project management, inspection services, structural steel and maintenance services (the “Business”).

WHEREAS, PRIM and COB/Advisor had an employer/employee relationship that terminated as of December 31, 2019, and for which COB/Advisor acknowledges he has been paid in full.

WHEREAS, PRIM desires to retain COB/Advisor as i) a director on the board of directors of PRIM (“Director”), ii) the chairman of the board of directors of PRIM (“Chairman”), and iii) as a consultant to PRIM for the performance of strategic advisory services (“Strategic Advisor”), and COB/Advisor desires to be retained by PRIM as a Director, Chairman and as Strategic Advisor to assist PRIM and its affiliates (as defined in defined Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (“Affiliates”) in further developing the Business, whether conducted by PRIM or any of PRIM’s Affiliates.

B.  AGREEMENT

In consideration of the foregoing and the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Services.  PRIM hereby retains COB/Advisor to perform such services, duties and obligations as are described in this Agreement and as PRIM and COB/Advisor may agree from time to time.  During the Term (as defined below):

a.COB/Advisor shall provide services to PRIM as Strategic Advisor and shall use reasonable efforts to support and assist, in the manner and at the times requested by PRIM, with all current and future Business of PRIM or its Affiliates, which support and assistance shall include, without limitation, advisory and consulting services concerning the Business, as well as services related to the customers and prospects of the Business; and

b.COB/Advisor shall serve as a non-employee Director on PRIM’s board of directors, and shall serve as a non-Executive Chairman of the board.  Such services shall be provided by COB/Advisor subject to and in accordance with the bylaws and corporate charters of PRIM, and COB/Advisor shall dedicate such time and effort as are reasonable and necessary to the performance of any and all duties and fiduciary responsibilities required of a Director and Chairman.

c.COB/Advisor services shall include, but not be limited to advisory services for mergers and acquisitions, real estate matters, legal disputes consultation, and organizational effectiveness advise.

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2.Term; Termination.

a. PRIM’s engagement of COB/Advisor pursuant to this Agreement is for a term of three (3) years commencing on the effective date of this Agreement, unless or until earlier terminated in accordance with this Section 2 (such period of time prior to termination is herein referred to as the “Term”).

b.PRIM may terminate this Agreement at any time, for any or no reason, with or without Cause (as defined below) upon thirty days prior written notice; provided that in the case of Cause (as defined below), termination may be immediate (i.e. the thirty day prior notice period shall not be applicable).  PRIM may, in its sole discretion, partially terminate this Agreement, such that the rights and obligations of the Parties relating to services as Director/Chairman and the rights and obligations of the Parties relating to the services provided as Strategic Advisor can be segregated, and the services not terminated by PRIM shall survive such partial termination and remain in full force and effect.

c. “Cause” shall exist if, during the Term of this Agreement:  (i)  COB/Advisor materially breaches any of COB/Advisor’s obligations pursuant to Section 1 of this Agreement; (ii) COB/Advisor commits any felony or any other crime involving moral turpitude ; (iii) COB/Advisor commits any intentional or grossly negligent act or omission that materially damages or threatens the operation of PRIM’s or any of its Affiliates’ businesses, including the Business, or exposes PRIM or any of its Affiliates to any material loss, liability, claim, penalty or judicial or administrative action; (iv) COB/Advisor materially interferes with any contract, agreement, relationship or understanding which PRIM or any of its Affiliates has with a customer, prospect, vendor, or any other person or entity; (v) COB/Advisor takes any action that materially damages or threatens PRIM’s or any of its Affiliates’ reputation, image, business or business relationships; (vi) COB/Advisor materially breaches, in any respect, any of COB/Advisor’s obligations under Section 4, 5 or 6; or (vii) COB/Advisor otherwise materially breaches this Agreement.

3.Compensation; Reimbursements; Effect of Termination on Compensation; Benefits; Transfer of Title.

a.PRIM shall pay COB/Advisor i)  the sum equal to the non-employee director fees of PRIM then being paid by PRIM, and at the usual and customary times that such payments are made to the members of PRIM’s Board of Directors, and ii) additional compensation, as set and determined by the Board of Directors of PRIM, for COB/Advisor’s service as Chairman of the Board of PRIM.  All such payments hereunder shall be payable as approved by the Board of Directors of PRIM and PRIM’s compensation committee (the “Compensation Committee”) and in accordance with and at the times specified by PRIM’s policies and procedures regarding payments to directors as set forth in the bylaws of PRIM and the charter of the Compensation Committee. The compensation referred to in this paragraph is exclusive of reimbursements and other compensation for benefits as otherwise provided in this Agreement.

b.PRIM shall pay COB/Advisor an annual fee in the sum of $325,000 per year for consulting services related to COB/Advisor’s role as Strategic Advisor, which shall be payable by PRIM in quarterly installments of $81,250 within the first fifteen days of each calendar quarter.    COB/Advisor shall submit an invoice for each quarterly fee during the Term of this Agreement.

c.PRIM shall reimburse COB/Advisor for all reasonable and necessary business-related expenses incurred by COB/Advisor in the course of performing the duties under this Agreement which are consistent with PRIM’s policies and practices in effect and then in place at the time of reimbursement submission, including travel, entertainment and other business expenses, subject to the PRIM’s requirements with respect to reporting and documentation of such expenses.

d.Effect of Termination on Compensation. In the event  this Agreement terminates before the end of the term ,  i)  By PRIM, with or without Cause (including removal in accordance with the bylaws and corporate charters of PRIM),  or ii) as a result of death, disability or voluntary termination by COB/Advisor, and regardless of whether such termination relates  to the services provided herein as a Director and Chairman of the Board of Directors, or the services provided herein as Strategic Advisor, or both, PRIM shall pay, and COB/Advisor shall only be entitled to, as all of the compensation to which COB/Advisor has been paid through the date of such termination, including any accelerated payments that may have been paid to COB/Advisor.

e.In the performance of COB/Advisor’s duties as a non-employee Director and Chairman of the Board of Directors of PRIM, and subject to any and all applicable taxes required to be paid by COB/Advisor, COB/Advisor shall be entitled to the following benefits:

i)  At PRIM’s expense, and with no interruption, the same medical insurance benefits that COB/Advisor received as an employee of PRIM.  At the expense of PRIM, COB/Advisor shall be provided an option for COBRA coverage for the maximum time period allowed by law.  In the event COB/Advisor is required to take out separate policies from those now carried by PRIM, the cost of such new coverage will be paid by PRIM.

ii)In addition to all business related uses of any aircraft owned or leased by PRIM during the term of this Agreement, use by COB/Advisor of said aircraft for up to fifty (50) hours of personal use during each year of this Agreement.

(iii)Reimbursement, in accordance with the paragraph 3(b) herein, of the monthly membership dues and reasonable personal use of one club membership in Dallas County, Texas.

4.Non-Solicitation.   In order to protect the Business of PRIM and any of its Affiliates, during the Term and until the date that is the two (2) year anniversary of the date on which the Term terminates or expires COB/Advisor will not, without the express prior written consent of PRIM’s Board of Directors, directly or indirectly (A) employ, or permit any company or business directly or indirectly controlled by COB/Advisor to employ, any person who is employed by PRIM or any of its Affiliates; (B) interfere with or attempt to disrupt the relationship, contractual or otherwise, between PRIM, or any of its Affiliates and any of their employees; (C) solicit or in any manner seek to induce any employee of PRIM, or any of its Affiliates to terminate his, her or its employment or engagement with PRIM, or any of its Affiliates; or (D) solicit any customers or customer prospects of PRIM or any of its Affiliates unless such solicitation is not related to the Business.

5.Intellectual Property Rights.

a. PRIM is and shall be, the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the services performed under this Agreement, including all patents, copyrights, trademarks, trade secrets and other intellectual property rights (collectively “Intellectual Property Rights”) therein. COB/Advisor hereby irrevocably assigns to PRIM, in each case without additional consideration, all right, title and interest throughout the world in and to all such results and proceeds of the services performed under this Agreement, including all Intellectual Property Rights therein.

b.COB/Advisor shall make full and prompt disclosure to PRIM of any inventions or processes, as such terms are defined in 35 U.S.C. § 100 (the “Patent Act”), made or conceived by COB/Advisor alone or with others during the Term relating to the Business or in connection with COB/Advisor’s performance of services pursuant to this Agreement,  whether or not such inventions or processes are patentable or protected as trade secrets and whether or not such inventions or processes are made or conceived during normal working hours or on the premises of PRIM. COB/Advisor shall not disclose to any third party the nature or details of any such inventions or processes without the prior written consent of PRIM.

c. Upon the reasonable request of PRIM, and at no cost to COB/Advisor,  COB/Advisor shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist PRIM to prosecute, register, perfect, record or enforce its rights in any deliverables delivered by COB/Advisor to PRIM. In the event PRIM is unable, after reasonable effort, to obtain COB/Advisor’s signature on any such documents, COB/Advisor hereby irrevocably designates and appoints PRIM as COB/Advisor’s agent and attorney-in-fact, to act for and on COB/Advisor’s behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other intellectual property protected related to any deliverables delivered by COB/Advisor to PRIM with the same legal force and effect as if COB/Advisor had executed them. COB/Advisor agrees that this power of attorney is coupled with an interest.

6. Confidential Information; Securities Laws.

a.COB/Advisor acknowledges that COB/Advisor has had and will have access to information that is treated as confidential and proprietary by PRIM and its Affiliates, including, without limitation, any trade secrets, technology, information pertaining to business operations and strategies, customers, pricing, and marketing, marketing, finances, sourcing, personnel or operations of PRIM and its Affiliates or their suppliers or customers, in each case whether spoken, printed, electronic or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that COB/Advisor develops in connection with the providing the services contemplated by this Agreement, including but not limited to any deliverables delivered by COB/Advisor to PRIM, shall be subject to the terms and conditions of this paragraph. COB/Advisor agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of PRIM in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. COB/Advisor shall notify PRIM immediately in the event COB/Advisor becomes aware of any loss or disclosure of any Confidential Information.

b. Confidential Information shall not include information that:

(i)is or becomes generally available to the public other than through COB/Advisor’s breach of this Agreement;

(ii)is communicated to COB/Advisor by a third party that had no confidentiality obligations with respect to such information; or

(iii) is required to be disclosed by law, including without limitation, pursuant to the terms of a court order; provided that COB/Advisor has PRIM prior notice of such disclosure and an opportunity to contest such disclosure.

c.Upon the termination of this Agreement, COB/Advisor shall (i) deliver to PRIM all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Confidential Information; (ii) permanently erase all of the Confidential Information from COB/Advisor’s computer systems; and (iii) certify in writing to PRIM that COB/Advisor has complied with the requirements of this Section 6(c).

d.COB/Advisor also hereby acknowledges that COB/Advisor is aware, and that COB/Advisor has been advised, that the United States securities laws prohibit any person who has received material, non-public information concerning an issuer of securities from purchasing or selling securities of such issuer from or to a person not in possession of such material, non-public information, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell the securities or otherwise to violate those securities laws.  COB/Advisor hereby agrees not to (i) purchase or sell securities of PRIM or any of its Affiliates at any time when COB/Advisor is in possession of material, non-public information concerning any such person and (ii) without limiting the other obligations set forth in this Agreement, communicate material, non-public information concerning PRIM or any of its Affiliates to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell the securities or otherwise violate securities laws.

e.COB/Advisor acknowledges that the provisions of Securities and Exchange Commission Regulation FD (“Regulation FD”) require the public announcement of previously non-public information if that information is disclosed to anyone who has not agreed to maintain the confidentiality of that information.  COB/Advisor agrees not to take any action that would require PRIM or any of its Affiliates to make a public announcement pursuant to the requirements of Regulation FD.

7.Independent Contractor (Strategic Advisor Services).  PRIM and COB/Advisor hereby agree that with regard to the services provided by COB/Advisor as Strategic Advisor, COB/Advisor is an independent contractor and that COB/Advisor is solely responsible for the manner and form in which COB/Advisor performs the services hereunder.  Nothing contained herein shall be construed as creating an employer/employee, principal/agent, partnership, joint venture or other similar type of relationship.  COB/Advisor shall be solely responsible for the payment of all taxes owed by COB/Advisor arising out of COB/Advisor’s performance of services under this Agreement, and shall indemnify PRIM and its Affiliates against all such taxes or contributions, including penalties and interest.  COB/Advisor shall not have the ability to, and shall not represent himself as having the ability to, bind or obligate PRIM or any of its Affiliates in any manner whatsoever. Except as otherwise provided in Section 3 of this Agreement, as an independent contractor, COB/Advisor shall not receive nor participate in any insurance, deferred compensation or other plans or benefits which PRIM or any of its Affiliates provides to its employees, including vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by PRIM or any of its Affiliates to its employees, and neither PRIM nor any of its Affiliates will be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on COB/Advisor’s behalf.

8.Indemnification.

a. COB/Advisor shall defend, indemnify and hold harmless PRIM and its Affiliates and PRIM’s and their officers, directors, employees, agents, successors and permitted assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from bodily injury, death of any person or damage to real or tangible, personal property but only to the extent resulting from and caused by COB/Advisor’s acts or omissions.

b. PRIM shall defend, indemnify and hold harmless COB/Advisor and COB/Advisor’s officers, directors, employees, agents, successors and permitted assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from bodily injury, death of any person or damage to real or tangible, personal property but only to the extent resulting from and caused by PRIM’s or any of its Affiliates’ acts or omissions.

9.Insurance.  If required by PRIM, during the Term, COB/Advisor shall maintain in force adequate workers’ compensation, commercial general liability, and other forms of insurance, in each case with insurers reasonably acceptable to PRIM, with policy limits sufficient to protect and indemnify PRIM and its Affiliates, and each of their officers, directors, agents, employees, subsidiaries, partners, members and controlling persons, from any losses resulting from COB/Advisor’s or COB/Advisor’s agents’, servants’ or employees’ conduct, acts, or omissions. PRIM shall be listed as additional insured under such policy, and COB/Advisor shall forward a certificate of insurance verifying such insurance upon PRIM’s written request, which certificate will indicate that such insurance policies may not be cancelled before the expiration of a 30 day notification period and that PRIM will be immediately notified in writing of any such notice of termination. If PRIM desires to require COB/Advisor to procure such insurance, PRIM shall provide notice to COB/Advisor setting forth in reasonable detail PRIM’s reasonable coverage requirements, and PRIM procure such insurance in the name of COB/Advisor.

10.Export Controls.  COB/Advisor shall not export, directly or indirectly, any technical data acquired from PRIM or any of its Affiliates, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

11. Waiver of Breach By Parties.  No waiver by any Party of any breach or default of any other Party will be effective unless in writing and signed by the Party waiving, and no such waiver shall be or be deemed a waiver of the same, a similar or any future breach or default by any Party.

12. Assignment; Delegation.

a.COB/Advisor acknowledges that the services to be rendered by COB/Advisor pursuant to this Agreement are unique and, accordingly, COB/Advisor may not assign this Agreement or assign or delegate any of COB/Advisor’s rights or duties or obligations under this Agreement, without the prior written consent of PRIM, which consent may be withheld in PRIM’s sole and absolute discretion.

b.This Agreement and the rights and obligations hereunder may not be assigned or delegated by PRIM without the prior written consent of COB/Advisor; provided, however, that PRIM may assign this

Agreement and assign and/or delegate any of its rights or obligations this Agreement without the prior consent of COB/Advisor to: (i) any one or more of its Affiliates, or (ii) a purchaser of or successor to all or substantially all of the business, assets, stock of PRIM, whether by asset sale, stock sale, merger or other transaction, regardless of form.

c.Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Parties’ respective successors, heirs and assigns.

13.Notices.  Any and all notices, demands, requests, consents, designations and other communications required or desired to be given pursuant to this Agreement will be given in writing and will be deemed duly given upon personal delivery, or on the third day after mailing if sent by certified mail, postage prepaid, return receipt requested, or on the day after deposit with a nationally recognized overnight delivery service which maintains records of the time, place and receipt of delivery, and in each case to the person and address set forth below, or to such other person or address which COB/Advisor or PRIM may respectively designate in like manner from time to time.

If to COB/Advisor then to:	If to PRIM then to:
David King	Primoris Services Corporation
2300 N. Field St., Suite 1900	26000 Commercentre Drive
Dallas, TX 75201	Lake Forest, CA 92630
Telephone: (214) 740-5603	Attn: John Perisich
Email: dking@prim.com	Facsimile: 949-595-5544
Email: jperisich@prim.com

With a Copy to:
George Wall
Glaser Weil
520 Newport Center Dr.
Newport Beach, CA 92660

14.Severability.  If any provision contained herein is held to be invalid or unenforceable by a court of competent jurisdiction, such provision will be severed herefrom and such invalidity or unenforceability will not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however, if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision will be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

15. Governing Law.  This Agreement will be governed, construed and interpreted in accordance with the laws and decisions of the State of Texas, without regard to conflict of law principles that would require the law of another state or jurisdiction to be applied.

16. Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement or the breach thereof (a “Dispute”) shall be decided by mandatory, final and binding arbitration in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS, as supplemented below, with exclusive venue for such arbitration in Dallas, Texas.

a.Independent Nature of Arbitrator.  The arbitrator shall be independent of the Parties and under no circumstance shall any mediator or arbitrator have any connection to or relationship with any of the Parties, or their respective principals or employees.

b.Arbitration Proceeding.

(i)If any Party desires to arbitrate any Dispute, such Party shall notify the other Party of the Dispute desired to be arbitrated, including a brief statement of the matter in controversy.  If the Parties are not able to resolve the Dispute within five (5) days after the Party notifies the other Party of its desire to arbitrate (an “Arbitration Notice”) then, within five (5) days immediately after the expiration of the aforesaid five (5) day period, the Parties shall attempt to agree upon an independent arbitrator.  Unless the Parties can agree in writing on a single arbitrator within five (5) days, then, within five (5) days after thereafter, each Party shall notify the other in writing of the name of the independent arbitrator chosen by them to identify the independent arbitrator.  If either Party fails to timely give the other notice of such appointment, then the Party who timely gave such notice shall be entitled to require that its arbitrator act as the sole arbitrator hereunder.  If an arbitrator is timely appointed by each of the Parties, the two named arbitrators shall select the independent arbitrator within five (5) days after they have both been appointed, and they shall promptly notify the Parties thereof.  Each Party shall promptly notify the other Party and the Party-selected arbitrators in writing if the independent arbitrator has any relationship to or affiliation with such Party (a “Notice of Relationship”) in which event another arbitrator shall be selected within five (5) days after receipt of such Notice of Relationship by the Party-selected arbitrators.  If the two initially appointed arbitrators cannot agree on an independent arbitrator, then any Party may request that JAMS select the independent arbitrator.

(ii)Arbitration demanded hereunder by any Party shall be final and binding on the Parties and may not be appealed.

(iii)The Parties agree that the independent arbitrator may render and the Parties shall abide by any interim ruling that the independent arbitrator deems necessary or prudent regarding discovery, summary proceedings, or other pre-arbitration matters.

(iv) The Parties hereby submit to the in personam jurisdiction of the state and federal courts located in Dallas County, Texas, and agree that any such court may enter all such orders as may be necessary or appropriate to enforce the provisions hereof and/or to confirm any pre-arbitration ruling or decision or any award rendered by the independent arbitrator.  Any court of law of Texas or the United States of America shall enforce the decision of the independent arbitrator (or single arbitrator, as applicable) in its entirety and only in its entirety; provided, however, that if a court for any reason refuses to enforce any equitable remedies ordered by the independent arbitrator, such refusal shall not affect any damage or attorney fee award made by the independent arbitrator.

(v)Any costs or other expenses, including reasonable attorneys’ fees and costs incurred by the successful Party, arising out of or occurring because of the arbitration proceedings may be assessed against the unsuccessful Party, borne equally, or assessed in any manner within the sound discretion of the independent arbitrator and shall be included as part of any order or decision rendered by the independent arbitrator.  The independent arbitrator may also order any Party who is ordered to pay any other Party’s attorneys’ fees and costs to pay interest on such award at a rate not to exceed ten percent (10%) per annum from the date of the award until paid.  As an initial matter (and until ordered differently by the independent arbitrator in connection with an award), the Parties shall each pay the fees, costs and expenses charged by the arbitrator chosen by it, and, in advance, one-half (1/2) of the fees, costs and expenses charged by the independent arbitrator.

(vi)Third parties dealing with any Party shall be entitled to fully rely on any written arbitration order or decision with regard to the matters addressed therein, whether or not such arbitration order or decision has been adopted by a court, or incorporated in any order of any court.

c.Power and Authority of Arbitrator.  The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law.

d.Attorneys’ Fees.  If a Party to this Agreement shall bring any action, suit, counterclaim, appeal, arbitration, or mediation for any relief against the other Party, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (“Action”), the non-prevailing Party in such Action shall pay to the prevailing Party in such Action a reasonable sum for the prevailing Party’s attorneys’ fees and expenses (at the prevailing Party’s attorneys’ then-current rates, as increased from time to time by the giving of advance written notice by such counsel to such Party) incurred in prosecuting or defending such Action and/or enforcing any judgment, order, ruling or award (“Decision”) granted therein, all of which shall be deemed to have accrued from the commencement of such Action, and shall be paid whether or not such Action is prosecuted to a Decision.  Any Decision entered into in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and expenses incurred in enforcing such Decision.  The court or arbitrator may fix the amount of reasonable attorneys’ fees and expenses upon the request of any Party.  For purposes of this Section 16, attorneys’ fees shall include, without limitation, fees incurred in connection with (i) post-judgment motions and collection actions, (ii) contempt proceedings, (iii) garnishment, levy and debtor and third party examination, (iv) discovery, and (v) bankruptcy litigation.

17.WAIVER OF JURY TRIAL.  THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ANY ACTION OR PROCEEDING.

18.  Construction; Miscellaneous.

a. The numbers, headings, titles or designations of the various Sections are not a part of this Agreement, but are for convenience and reference only, and do not and will not be used to define, limit or construe the contents of the Sections.

b.This Agreement constitutes the entire agreement between PRIM and COB/Advisor with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous oral or written agreements between COB/Advisor and PRIM; provided, however, that COB/Advisor acknowledges and agrees that the non-competition and non-solicitation provisions set forth in Section 4 shall not affect or supersede any non-competition, non-solicitation or other similar restrictive covenants or provisions contained in any other agreement entered into by and between COB/Advisor and PRIM and/or any of its Affiliates, including any Non-Competition Agreement entered into in connection with the sale of the assets of the Seller to PRIM or one of its Affiliates.

c.This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

d.This Agreement may not be amended, changed, modified discharged or terminated except by a writing signed by PRIM and COB/Advisor.

e.The recitals set forth at the beginning of this Agreement are hereby incorporated in full into and made a part of this Agreement by this reference as if fully set forth in the body of this Agreement.

19.  Survival.  The rights and obligations of the Parties set forth in Sections 5 - 8 and 10 - 19 shall indefinitely survive the expiration or any earlier termination of this Agreement. The obligations of PRIM set forth in Section 3 shall survive until fully performed by PRIM or otherwise discharged. The obligations of the Parties set forth in Section 4 and Section 9 shall survive for the periods of time set forth in each such Section.

[Signature Page Follows]

IN WITNESS WHEREOF, PRIM and COB/Advisor have executed this Agreement as of the date first written above.

	John M. Perisich	__________________________________
	PRIM:	COB/ADVISOR:
Primoris Services Corporation
By:	/s/ John M. Perisich	/s/ David King
Name:	John M. Perisich	David King
Its:	Executive Vice President, Chief Legal Officer

[Signature Page to Agreement For Services]